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SECURITY INCOME FUND
FILE NO. 811-2120
CIK NO. 0000088498

EXHIBIT 77C:  Submission of matters to a vote of security holders

Special Meeting of Stockholders of Emerging Markets Total Return Series, Global Asset Allocation Series and Global High Yield Series held April 26, 1999. The following matters were voted upon at the meeting:

* Approval of the liquidation and dissolution of the Emerging Markets Total Return Series.

                   Number of votes for:                111,719
                   Number of votes abstained/against:  0

* Approval of the amendment of the Articles of Incorporation of the Fund to reduce to zero the number of shares outstanding of Emerging Markets Total Return Series and dissolve that series of the Fund's common stock.

                   Number of votes for:                111,719
                   Number of votes abstained/against:  0

* Approval of the liquidation and dissolution of the Global Asset Allocation Series.

                   Number of votes for:                103,239
                   Number of votes abstained/against:  0

* Approval of the amendment of the Articles of Incorporation of the Fund to reduce to zero the number of shares outstanding of Global Asset Allocation Series and dissolve that series of the Fund's common stock.

                   Number of votes for:                103,239
                   Number of votes abstained/against:  0

*  Approval of the liquidation and dissolution of the Global High Yield Series.

                   Number of votes for:                363,372
                   Number of votes abstained/against:  0

* Approval of the amendment of the Articles of Incorporation of the Fund to reduce to zero the number of shares outstanding of Global High Yield Series and dissolve that series of the Fund's common stock.

                   Number of votes for:                363,372
                   Number of votes abstained/against:  0